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                                                                    EXHIBIT 23.1




              Consent of Independent Certified Public Accountants


The Board of Directors
NPS Pharmaceuticals, Inc.:


We consent to incorporation by reference in Registration Statement No. 333-02564 on Form S-3 and Registration Statement No. 33-79622 on Form S-8 of NPS Pharmaceuticals, Inc. of our report dated January 28, 1999, relating to the balance sheets of NPS Pharmaceuticals, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and for the period of October 22, 1986 (inception) to December 31, 1998, which report appears in the December 31, 1998, Annual Report on Form 10-K of NPS Pharmaceuticals, Inc.



                                          KPMG LLP


Salt Lake City, Utah
March 26, 1999